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                                                                    Exhibit 10.2

                      AMENDED AND RESTATED PROMISSORY NOTE


$51,331.85                                               Santa Clara, California
                                                         September 15, 2000


     THIS AMENDED AND RESTATED PROMISSORY NOTE (this "Amended Note") amends, re-evidences, restates and supersedes in full that certain Promissory Note dated November 18, 1995, executed by Arnold P. Agbayani (the "Borrower") in favor of IXYS Corporation, a California corporation (the "Original Note"). IXYS USA, Inc., a Delaware corporation (the "Company"), is the successor in interest to IXYS Corporation, a California corporation, by virtue of the merger of such corporation with and into the Company. The Original Note, as amended, re-evidenced, and restated by this Amended Note is referred to herein as the "Note."

     FOR VALUE RECEIVED, the Borrower hereby unconditionally promises to pay to the order of the Company, or its successors or assigns, at 3450 Bassett Street, Santa Clara, California, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of fifty-one thousand three hundred thirty-one and 85/100 dollars ($51,331.85) together with (i) interest accrued from November 18, 1995 to the date hereof on the unpaid principal at the rate of 5.79% per annum compounded annually, and (ii) interest accrued from the date hereof on the unpaid principal at the rate of 6.25% per annum, compounded annually, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

          Repayment. Subject to the provisions set forth herein, the outstanding principal amount hereunder plus accrued interest thereon shall be due and payable in quarterly payments of $2,566.59, which payments shall be due on September 15, 2003 and on the 15th day of each successive calendar quarter thereafter, until September 15, 2005, at which time all outstanding principal and accrued interest shall be due and payable.

Notwithstanding the foregoing:

     (a) in the event the Borrower's employment by or association with the Company is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and accrued interest shall be due and payable immediately after such termination;

     (b) in the event the Company undergoes a Change of Control (as hereinafter defined), on or before September 15, 2004, all remaining unpaid principal and accrued interest shall be due and payable on or before the one-year anniversary of such change of ownership; and

     (c) in the event the Borrower sells all or a portion of his shares of the Company's common stock, in one or multiple transactions, the Borrower shall pay to the Company, within fifteen (15) days after each such sale of stock, the lesser of (a) 30% of the net proceeds thereof and (b) all unpaid principal, accrued interest and any other amounts owed by the Borrower hereunder.

     Each such payment shall be credited first to interest and then the remainder, if any, shall be credited to principal.

     As used herein, a "Change of Control" shall have occurred if the individuals who, as of September 15, 2000, are member of the board of directors of IXYS Corporation, a Delaware corporation (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of members of such board of directors; provided, however, that if the election, or nomination for election by IXYS' stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

                                       1.
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     If the Borrower fails to pay any of the principal and accrued interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law.

     This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note, whether by mandatory or optional prepayment, stated maturity, acceleration or otherwise, shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

     The full amount of this Note is secured by the Borrower's shares of the Company's common stock, pursuant to the terms and conditions of the Amended and Restated Pledge Agreement, dated as of the date hereof, executed by the Borrower in favor of the Company, and is subject to all of the terms and conditions of the Stock Purchase Agreement, dated November 18, 1995, by and between the Borrower and the Company.

     The Borrower hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only. The Borrower acknowledges that should the final maturity date be extended beyond September 15, 2005, the Borrower may be subject to additional tax which could result from the interest rate applicable to this Note being below market rate during such period of extension.

     The Borrower hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     The holder hereof shall be entitled to recover, and the Borrower agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

     This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                       2.
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     IN WITNESS WHEREOF, the Borrower has executed this Amended and Restated
Promissory Note as of the date first above written.

                                       BORROWER:


                                       /s/ Arnold P. Agbayani
                                       -----------------------------
                                       Arnold P. Agbayani


ACKNOWLEDGED AND ACCEPTED BY:

IXYS USA, INC.

By: /s/ Nathan Zommer
    -------------------------------
    Nathan Zommer
    President and Chief Executive Officer


                                       3.